Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 27, 2016

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the third quarter of 2016. For the quarter, the Company reported revenues of more than $1.1 billion and earnings per share of $0.55 compared to revenues of more than $1.5 billion and EPS of $1.31 for the same period last year. Our results for the quarter were in-line with our expectations and continue to reflect the year-over-year substantial volume reductions in our rail and barge manufacturing businesses, changes in product mix, and ongoing weakness in the oil and gas-related markets. Our performance this quarter was favorably impacted by strong results in our Construction Products Group, our wind towers business, and our leasing and management services operations.

In the third quarter, we did not sell any portfolios of leased railcars. As we have said throughout the year, we are continuously balancing the long-term returns generated by retaining leased railcars in our wholly-owned fleet compared to the returns achievable for portfolio sales. The yield our leased railcars generate while in our fleet are especially beneficial during down cycles in the industrial economy.

During the third quarter, we invested in new railcars for our wholly-owned lease portfolio with a value of $207 million, bringing our year-to-date total to $742 million. We expect the full-year value of new additions to our wholly-owned fleet to total approximately $1 billion, with a cash investment of approximately $845 million.

During the third quarter, we invested $21 million in capital expenditures across our manufacturing businesses and at the corporate level. We expect full-year manufacturing capital expenditures in the range of $120 million to $140 million, to support maintenance initiatives and growth investments. This range is somewhat lower than our previous projection. Included in our capital expenditures this year is the $25 million land purchase in our construction aggregates business earlier this year that Bill mentioned in his remarks.

We did not repurchase any shares of our common stock during the quarter, and have repurchased $35 million year-to-date. We have $215 million of available authorization through the end of 2017.

Our balance sheet is very strong with a high level of liquidity. At the end of the third quarter, cash, cash equivalents and short-term marketable securities totaled $843 million, essentially off-setting the recourse debt on our balance sheet. As a reminder we have a $450MM convertible debt instrument with a put option by the debtholders in June of 2018 and that is callable by the Company thereafter. There is also a deferred tax liability associated with this debt that is payable upon the debt retirement. The amount of this tax payment is dependent on the settlement value.

At quarter end, we owned $2.2 billion of unencumbered railcars, bringing the loan-to-value on our wholly-owned lease fleet to 25%. This is comparatively low for a stand-alone leasing business, but provides us a very high level of financial flexibility - a key asset in the current economic environment.

Available committed credit capacity under our $600 million corporate revolver and our $1 billion leasing warehouse facility totaled $1.3 billion at quarter end. Combined with cash instruments, our available liquidity position was approximately $2.1 billion.

Our overall earnings guidance for 2016 is now $2.10 to $2.20, which implies fourth quarter earnings of approximately $0.30 to $0.40. Our previous 2016 guidance was $2.00 to $2.30. Our fourth quarter guidance does not include the sale of any of our leased railcars, as we do not expect any such transactions.

Our fourth quarter EPS guidance includes the following corporate-level assumptions:
•A tax rate of approximately 36%;
•Corporate expenses of $30 million to $40 million, bringing the full year total to between $125 million and $135 million;
•The deduction of approximately $4 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;
•A reduction of approximately one cent per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•No dilution from the convertible notes, based on the current stock price.

We continue to expect our Rail Group to deliver approximately 27,000 railcars in 2016, leaving approximately 7,200 for delivery in the fourth quarter. We expect Rail Group revenues during the fourth quarter of approximately $800 million with an operating margin of approximately 13%, resulting in a 14.5% operating margin for the full year. This is consistent with the annual guidance we previously provided in July.

In the fourth quarter, we expect to eliminate approximately $280 million of revenues related to internal railcar sales to our leasing company. We expect to defer approximately $42 million of operating profit. These revenue eliminations and profit deferrals result from the accounting treatment of sales from our railcar manufacturing company to our railcar leasing company.

We project Energy Equipment Group revenues of approximately $275 million with an operating margin of approximately 10.5% in the fourth quarter.

We expect revenues of approximately $115 million for our Construction Products Group in the fourth quarter with an operating margin of approximately 5.5%. The fourth quarter represents a seasonally slow quarter for the Group. Our fourth quarter guidance results in lower full-year revenues for the Group compared to our previous guidance, while full-year operating margin expectations have improved. We are pleased to be on-track for a record level of operating profit for this Group in 2016.

For the Inland Barge Group, we expect fourth quarter revenues of approximately $75 million with an operating margin of approximately 8%. This results in annual performance slightly lower than our prior guidance. As Bill mentioned, overall demand conditions in the barge business are very weak, and we are in the process of idling a second facility.

In the fourth quarter, we expect our Leasing Group to record operating revenues, excluding leased railcar sales, of approximately $175 million with profit from operations of approximately $80 million. Our expected annual performance is now slightly higher than our prior guidance due to the retention of earnings on leased railcars that we previously expected to sell, as well as lower maintenance related expenses for our lease fleet.

As we look beyond the fourth quarter, we want to provide you with guidance for the first half of 2017, based on current information and market conditions, as well as what we anticipate in the near-term. This guidance is a baseline that takes into consideration only the operational aspects of our businesses. We also plan to generate earnings from sales of leased railcars that we own during 2017, but our first-half guidance does not include any earnings associated with the sale of leased railcars that we own that may occur.

Order levels remain low in our railcar and inland barge businesses, leading to lower production volumes for these businesses in 2017 as compared to 2016. Our 2017 railcar production plans have also been impacted by deferrals, as Steve discussed - these deferrals were executed on terms beneficial to both Trinity and our customers. Based on the current backlog delivery schedule and low anticipated order levels, we expect deliveries in the first half of 2017 to be between 7,000 and 8,000 railcars. As a result of these lower production levels and what we know about our other businesses, we currently expect a first half of 2017 baseline EPS of between $0.45 and $0.60.

As we indicated in our press release yesterday, actual results in the fourth quarter of 2016 and in 2017 may differ from present expectations and could be impacted by a number of factors including, among others: customer demand for the Company's products; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the costs associated with aligning manufacturing production capacity with demand; the volume and level of profitability associated with the sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and scheduled shipments.

As we have indicated previously, we have historically built high cash balances and liquidity during strong markets so we can operate from a position of strength during economic downturns. We are actively seeking ways to enhance shareholder value. We are confident that we will respond appropriately to market conditions as we pursue our vision to be a premier diversified industrial company.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --